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ADDITIONAL DEFINITIVE PROXY MATERIALS RELATING TO
THE 2013 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 23, 2013

On Monday, August 12, 2013, Advanced Photonix Inc. (the Company) held an earnings conference call (the Earnings Call) during which Messrs. Richard D. Kurtz, the Company’s Chief Executive Officer and a member of its Board of Directors, Jeff Anderson, the Company’s Chief Financial Officer, and Robin F. Risser, the Company’s Chief Operating Officer and a member of its Board of Directors, referred to the Company’s upcoming 2013 Annual Meeting of Stockholders (the Annual Meeting) and certain matters to be considered and voted on by stockholders at the Annual Meeting. The transcript of the Earnings Call is set forth below.

THE PROXY STATEMENT CONTAINS IMPORTANT ADDITIONAL INFORMATION AND THESE ADDITIONAL MATERIALS SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.  ONLY API STOCKHOLDERS OF RECORD AS OF THE CLOSE OF BUSINESS ON JULY 2, 2013 ARE ENTITLED TO RECEIVE NOTICE OF, AND TO VOTE AT, THE ANNUAL MEETING.

API - Advanced Photonix Q1 2014
8-12-13

Officers

James McDonald; Torrey Hills Capital; IR
Jeffrey Anderson; Advanced Photonix; CFO
Rob Risser; Advanced Photonix; COO, Director
Rick Kurtz; Advanced Photonix; CEO, Director

Analysts

Edward Perry; Private Investor

Presentation

Operator: Good day everyone and welcome to Advanced Photonix's 2014 first quarter earnings conference call. Today's conference is being recorded.

At this time for opening remarks and introductions, I would like to turn the call over to Mr. Jim McDonald from Torrey Hills Capital. Please go ahead, sir.

James McDonald: Thank you. Before we get started, I want to remind listeners that this conference call will contain forward-looking statements, which involve known and unknown risks and uncertainties about the company's business and the economy and other factors that may cause actual results to differ materially from our expected achievements and anticipated results, including unforeseen technological obstacles, which may prevent or slow the development and/or manufacture of new products, problems with the integration of acquired companies and technology and possible inability to achieve expected synergies; and limited or slower than anticipated customer acceptance of new products, which have been and are being developed by the company.

Please see our press release of today and our periodic reports filed with the Securities and Exchange Commission for a fuller statement of such risks factors. Given these uncertainties, listeners are cautioned not to place undue reliance on any forward-looking statements contained in this conference call. The forward-looking information given during this teleconference represents management's expectations and beliefs as of the date hereof.

The continued availability of this teleconference on the Internet or through other media does not mean that the company is reaffirming or confirming its continued validity, except as may otherwise be required by law. The company expressly disclaims any obligation to update or alter any of the forward-looking statements made herein as a result of any event occurring after the date hereof.

This conference call also contains presentation of non-GAAP financial measures as defined in the SEC's Regulation G. Reconciliations of the non-GAAP financial measures to the company's GAAP-based financial statements are included in the company's year-end earnings press release dated August 12, 2013 and are available on its website at www.advancedphotonix.com.

On today's call, we'd hear first from Jeff Anderson, CFO; then Robin Risser, COO; and Rick Kurtz, CEO, who'll discuss the business of the company. Let's turn it over to Jeff.

Jeffrey Anderson: Thank you Jim and thanks to all of you for joining us this afternoon. I'd like to review just briefly a few financial highlights from our first quarter ending June 28, 2013 and then I'll turn the call over to Rob for an update on business activities.

When you look at this quarter's management discussion and analysis section of our 10-Q, you will find that we retroactively changed some market definitions to focus you on what we feel are the end markets for our products. Prior to fiscal 2014, we reported as telecommunications market revenue, the combined telecommunication transmission products sales and Communications Test and Measurement product sales, also referring to as Comtest, for those of you that follow the telecommunication market space.

Going forward, we have retroactively split this out so that the telecommunication revenue includes solely the transmission revenue. We have included the Comtest product sales in a new category titled Test & Measurement. In addition, we have categorized the previous industrial market product sales as Test & Measurement, since in practice they are used to test, verify or take measurements.

Therefore, the new Test & Measurement market includes the Comtest products, the former opto-solutions Industrial products and the former Terahertz industrial products. The mil/aero, medical and homeland security market definitions remain unchanged. With these new market definitions in mind, let's review our sales in the first quarter.

Our total sales for the quarter ended June 28, 2013 were approximately $7.1 million, an increase of 14% or $862,000 from revenues of $6.2 million for the quarter ended June 29, 2012. Revenues increased 18% or $1.1 million from the quarter ended March 31, 2013. We experienced revenue increases in 3 of the 5 markets for the quarter ending June 28, 2013 compared to the prior-year period.

The Test & Measurement market revenue was approximately $4.4 million in the first quarter of fiscal 2014, an increase of $820,000 over the prior-year quarter with the increase due to the acquisition of the Silonex business by our newly formed Canadian subsidiary, Advanced Photonix Canada Inc. or APC.

Sequentially, revenue decreased approximately 5% or $217,000 from the fourth quarter of fiscal 2013 as we saw a normal seasonal decline in a significant opto-solutions customer, less Comtest activity and lower Terahertz contract revenues, offset mostly by the positive effect of a full quarter of revenue from the APC acquisition.

Telecommunication transmission revenue in the first quarter of fiscal 2014 was $1.3 million, an increase of approximately 14% or $159,000 from the prior year first quarter. The improvement was due primarily to higher 100 gigabyte line side sales as supply chain constraints were resolved late in the quarter. Telecommunications revenue on a consecutive quarterly basis increased 227% or approximately $872,000 from the fourth quarter of fiscal 2013.

The high-growth experienced in the first quarter of fiscal 2014 was primarily due to the timing of orders and shipments for our 40 gigabyte products and increased sales of our 100 gigabyte line side products as supply chain constraints were resolved late in the quarter.

Mil/aero market revenue in the first quarter of fiscal 2014 was $1 million, a decrease of 20% or $258,000 from the comparable prior-year period, due to the timing of revenues on a large Terahertz development contract, which ended in the fourth quarter of fiscal 2013. Sequentially, we had a $322,000 improvement in the revenues given the timing of sales on several existing military programs, as well as start of a new program.

Medical market revenues in the first quarter ended June 28, 2013 were $336,000, an increase from the prior-year quarter of $141,000 and an increase of $87,000 from the fourth quarter of fiscal 2013. Both increases were primarily due to timing of shipments related to one customer.

Homeland Security revenues were zero for the first quarter ended June 28, 2013, last year's comparable quarter and the fourth quarter of fiscal 2013. Any future revenues will be dependent on placement of our products on the U.S. government's qualified products list.

Gross profit for the first quarter of 2014 was $2.9 million compared to $2.2 million for the first quarter of fiscal 2013, an increase of $683,000 on a revenue increase of $862,000. Gross profit percentage was 41.4% for the first quarter of fiscal 2014 compared to 36.1% in the first quarter of fiscal 2013 and 35.8% for the fourth quarter of fiscal 2013. The higher gross profit dollars and percentage for the first quarter of fiscal 2014 were due to increased volume on the opto-solution products, the absorption effect of a build in inventory and cost reduction activities on the HSOR products.

Total operating expenses for the quarter ended June 28, 2013 were $3.5 million, an increase of $232,000 over the comparable fiscal 2013 period and an increase of $176,000 when compared to the fourth quarter of fiscal 2013, due to the overheads assumed in the APC acquisition.

Research, development and engineering expenses of $1.5 million increased by $121,000 in the first quarter of fiscal 2014 compared to the first quarter of fiscal 2013, due to the addition of a design team in Montréal, Canada related to the APC business purchase.

Sales and marketing expenses increased $82,000 to $587,000 in the first quarter of fiscal 2014 compared to $505,000 in the prior year first quarter. The increase was primarily attributable to the APC business purchase. Cost as a percentage of sales stayed consistent at 8%.

General and administrative expenses increased $71,000 to approximately $1.1 million for the first quarter of fiscal 2014 compared to the first quarter of fiscal 2013. The increase was primarily attributable to higher legal costs associated with the proxy and ongoing costs associated with the APC business purchase. Cost as a percent of sales were 16% in the current quarter relative to 17% last year.

Amortization expense decreased $42,000 to $250,000 compared to the first quarter of fiscal 2013 expense of approximately $292,000. We utilized the cash flow amortization method on the majority of our intangible assets, which means lower amortization as the assets near the end of their lives. The non-cash expensing of stock option and restricted stock grants included in operating expenses above was $27,000 for the three month period ended June 28, 2013 compared to $26,000 for the three month period ended June 29, 2012.

We had two other expense items in the quarter that caused our GAAP loss to be similar to last year; interest expense and the increase in the fair value of our warrant liability. Interest expense on a GAAP basis is up $127,000 relative to the same quarter last year. If you looked at our cash flow, you will see that cash interest was $92,000, up $61,000, given the higher debt levels and the interest rate pricing on our PFG debt.

The GAAP interest expense includes amortization of the warrant value and other deferred financing costs that inflate the expense but do not use cash on a go-forward basis. Given the rise in our stock price since year end, we have had a $196,000 charge due to the change in fair value of the warrants in the first quarter of fiscal 2014, while in the same quarter last year we enjoyed a $17,000 gain.

We realized a GAAP net loss for the first quarter of fiscal 2014 of approximately $925,000 or $0.03 per share, similar to last year's first quarter. On a non-GAAP basis, we achieved a $403,000 loss or a $0.01 per share, relative to $689,000 or a $0.02 per share loss in last year's first quarter and a $0.02 loss in the fourth quarter of fiscal 2013. We continue to believe we can post a non-GAAP profit at revenue levels in excess of $8.5 million as discussed in the last conference call.

At June 28, 2013 we had cash and cash equivalents of $581,000. We increased our line of credit borrowings by $922,000 to fund our losses, increased our inventory levels in advance of the revenue ramp and make the scheduled debt principal payments. We had approximately $1.7 million in added borrowing capacity at the quarter end. We believe the cash on hand, cash from the line of credit and expected cash from operations, driven by higher future revenue levels, will provide us the needed liquidity going forward.

I would like to turn the call over to our COO, Rob Risser.

Rob Risser: Thank you Jeff. Good afternoon everyone and thank you for joining us on the call today. Our first quarter has us moving in the right direction after we hit bottom in the fourth quarter last year. Revenue was up 14% compared to last year's first quarter and up 18% compared to last quarter. In addition, we significantly improved our adjusted EBITDA, which was a negative $68,000 this quarter compared to a negative $456,000 in last year's first quarter and a negative $572,000 last quarter.

Revenue in the quarter was also substantially ahead of our plan, due primarily to increased high-speed optical receiver revenue, despite the fact that the supply chain interruption was not solved until late in the quarter. In addition, adjusted EBITDA was substantially ahead of plan in all 3 product platforms.

Our high-speed optical receiver product platform was up 42% compared to last quarter, with transmission products up 227%, as supply-chain constraints on our 100-gig coherent receivers, used in the long-haul market, were resolved late in the quarter. And we began shipping a new 40-gig receiver design win used in the long-haul market.

Demand for our high-speed optical receiver products has been robust this fiscal year. This robust demand, combined with the resolution of supply chain issues, positions our high-speed optical receiver product platform for strong growth in the second quarter in both the telecom transmission and the Comtest markets.

We've been on a continuous cost improvement program in our high-speed optical receiver product platform, as we mentioned on our last conference call. It's been very successful to date and we are continuing to cost-reduce the labor and material content in these products. We are rightsizing our operating expenses, supply chain second sourcing, engineering for manufacturability, new technology deployment, learning curve economies of scale and selective automation in assembly and test.

In addition, we plan to utilize low-cost Asian contract assembly in the third quarter for a new product, our 10-gigabit per second APD-ROSA receiver targeted at the long-haul Metro and fiber-to-the-home markets.

On the product development front, we introduced and qualified a new 100-gig coherent receiver with variable optical attenuator, or VOA, and anticipate volume shipments in our third quarter. And we completed development of the 10-gig APD-ROSA receiver with first customer sample scheduled for our third quarter. We plan to complete our 32 gigabit per second fiber channel receiver for the Comtest market in the second quarter, as we see strong demand building for this product.

The team has been very productive this past quarter, which is required in these very competitive high-growth markets. We will attend the European Conference on Optical Communication, or ECOC, trade show in England in late September.

Our opto-solutions product platform, excluding the Advanced Photonix Canada, or APC, was up 5% compared to last quarter and 9% compared to the first quarter of last year, on the strength of recurring revenue in the military and medical markets. In addition, APC operated for the full quarter this quarter and boosted revenues 286% compared to last quarter and $1 million compared to the first quarter of fiscal year 2013, which had no APC revenues.

As a result of the combined opto-solutions, product platform was up 28% compared to last quarter and up 44% compared to the first quarter last year. Opto-solutions' combined revenue net plan for the quarter and adjusted EBITDA exceeded plan for the quarter on favorable product mix and operating expenditures.

The opto-solutions team in California and Canada has been busy this past quarter, working on the consolidation of APC. This included the establishment of the engineering new product development team in Montréal, the transfer of manufacturing from Casco Automotive in China, which was Silonex's parent company, to a new Chinese-based contract manufacturer. This transfer will be complete in our second quarter and represents API's first use of a China-based contract manufacturer. In addition, the team has been busy organizing our investment in the APC new product engineering team located in Montréal, Canada and investing in the sales force for the combined opto-solutions product platform.

As we indicated in our last conference call, fiscal year 2014 is a transition year for our Terahertz product platform. This year, we are transitioning from product and application development, funded substantially by government contracts, to growing our value-added reseller channel funded by T-Ray 5000 product shipments to the established scientific market and the emerging process and quality control markets.

We expect revenue to be flat for the year with product sales growing substantially in the second half of the year. First quarter revenue for our Terahertz product platform was down 29% compared to last quarter and 32% compared to the first quarter of last year, due primarily to the completion of a large military contract related to the F-35 Joint Strike Fighter. Despite that, our Terahertz revenue and adjusted EBITDA exceeded our plan for the quarter, due primarily to greater government contract revenue.

Early adopters are deploying our systems. Our value-added reseller channel is becoming more productive, and visibility is continuing to improve with each quarter as our VARs become more proficient in selling our Terahertz solution. In addition, the engineering and manufacturing teams have been focused in the past several quarters on hardening the T-Ray 5000 and transferring it to manufacturing from engineering's pre-production line. This transfer is scheduled to be completed in the next few months, with initial capacity to support the current sales plan.

This past quarter, our Terahertz team has been working closely with our VARs in the process and quality control markets, as they target the most difficult problems that either cannot be accomplished with the traditional nuclear gauges or would require multiple gauges. We are making steady progress on multiple fronts and visibility is increasing as our VAR prospect and customer list expands with time.

Our VAR customers are usually embarking on a large capital expenditure with a long lead time and sell cycle. Typically, end users are updating their production line or installing a new production line and as a result, these projects have a long capital appropriations approval process and a long installation horizon. The sales cycle typically runs 12 to 18 months from initial VAR contact to installation.

In the case of a new sensor technology, the proof of concept stage typically precedes a capital appropriations approval process. Once our VARs have won the bid, they typically receive the purchase orders four months in advance of installation. They, in turn issue POs to us and expect delivery two months later.

Our Terahertz team will be exhibiting at two shows next quarter. The first is at K 2013 show in Germany in late October. We will exhibit in conjunction with our VAR, Thermo Fisher and also have our own presence for business development. This show is the world's premier tradeshow for the plastics and rubber industry, which are both target markets for our T-Ray 5000. The show is held every three years and has over 200,000 attendees. In addition, we will be exhibiting our anomaly detector at the Transportation Security World Expo in London in mid-November.

In summary, our first quarter showed substantial improvement compared to last quarter and we have positive momentum in each of the product platforms going into our second quarter.

I'd now like to turn the call over to Rick. Rick?

Rick Kurtz: Thank you Rob and good afternoon everyone and thank you for joining us on the call today. Our first quarter came in above plan and we expect to be able to achieve our revenue growth target in excess of 35% for the fiscal year. In addition, we are diligently monitoring our costs and have taken some actions that we expect will benefit us in the latter half of the year and help keep the total operating expenses at or below the levels of last fiscal year. Given our efforts to control costs and our current revenue trajectory, we anticipate that we'd be able to generate positive adjusted EBITDA during the second half of the fiscal year.

As disclosed in the management discussion and analysis of the financial condition and results of the operation section of our quarterly report on Form 10-Q, we have now reclassified sales to the industrial market as sales to the newly created test and measurement market category in order to more accurately reflect how our optical sensors are being used. We've also included sales of our communication testing products, or Comtest equipment and sales of our T-Gauge product in this new market category. Going forward, the telecommunication market will solely reflect our telecommunication transmission product sales.

We recently added Shimadzu Precision instruments as a sales representative in Japan, with a focus on sales for the Japanese military market. This was a direct result of our work on the F-35 program with Lockheed and Northrop. And we expect to build on this work with other F-35 partners such as in the United Kingdom, Italy, Turkey, Canada and others. We continue to explore other value added resellers and expect to be making more announcements regarding additions later this year.

We are looking forward to expand our contract manufacturing network in Asia, not only for the opto-solutions product platform, but also our high-speed optical receiver, or HSOR, product platform.

I would like to take this opportunity to clear up what I believe is misinformation circulating on the Internet regarding the compensation paid to the independent members of the board. The compensation paid for the Independent Directors on the board has historically included an equity component, which prior to the adoption of the company's 2007 Equity Incentive Plan, consisted solely of discretionary stock option grants.

At the 2007 Annual Meeting of Stockholders held in August of 2007, we asked our stockholders to approve the 2007 Equity Incentive Plan, which among other things, permitted us to grant shares and restrict the stock in addition to stock options. And mandated, subject to certain exceptions, the issuance of automatic stock grants to each independent Director on an annual basis.

In addition, while the 2007 Equity Incentive Plan does not prohibit the issuance of discretionary grants to our Independent Directors, we have not made any such grants under the 2007 Equity Incentive Plan. The automatic grant provisions of the 2000 Equity Incentive Plan provided that on September 1st of each year, beginning on September 1, 2008 each then serving Independent Director would receive automatic stock grant having the fair market value of $25,000 on the date of the grant, unless at the time of the grant, the independent director had an unvested initial option granted under the company's prior plans. That exclusion applied to both Lance Brewer and Donald Pastor, when the first round of automatic director grants were issued on September 1, 2008.

Consequently, in accordance with the terms of the 2007 equity plan, which again, the company's stockholders approved, we granted each of the Independent Directors shares of restricted stock having a fair market value of $25,000 on the date of grant in September of each year until September of 2012, when the 2007 equity plan was amended to replace the automatic grant of restricted shares having a fair market value of $25,000 on the date of grant with stock options having a Black-Scholes value of $25,000 on the date of grant.

That said, given the conditions of the company last year, the board reduced the value of stock options to them to $10,500; $4,200, which is contingent upon approval of the proposed 2013 Equity Incentive Plan. These actions effectively resulted in the board receiving less in cash and equity compensation in fiscal 2013 than in the prior fiscal year. In addition, the board and management took a 20% reduction for the first quarter of fiscal 2014.

In short, the facts do not support allegations circulating on the Internet to the effect that the board is increasing its compensation.

At the same time, as the board has reduced its compensation, it has been very active and has taken a number of actions over the last 18 months to help position API return to growth. Under the board's leadership, the company has one, acquired substantially all of the operating assets of Silonex Incorporated, which in turn was instrumental in driving the growth in our Test & Measurement market this quarter.

Two, established new Asian-based, lower-cost manufacturing partners. Three, elected an independent Chairman of the Board who has worked very closely with management to develop the company's business strategy. And four, completed a significant capital raise with partners for growth.

On behalf of our team, we appreciate your continued support. I would now like to open up this call for your questions.

Q&A

Operator: (Operator Instructions) We'll take our first question from Edward Perry, private investor.

Edward Perry: You've been very busy on the Terahertz sector and it looks to me like it's going to be a long lead time; you won't see anything for at least six months and then probably after two years. Is that a fair assessment?

Rick Kurtz: Are you referring to orders being dropped in? Are you talking about new opportunities? I'm not sure what you're asking about.

Edward Perry: Well basically, the results of VAR activities, new orders.

Rick Kurtz: And again, we have a plan and that transition going from contract to product is occurring this year. So as Rob mentioned earlier, that we expect revenues to be flat for the year.

Edward Perry: All right. Now, you mentioned also that you're expecting a 35% growth in revenue year-to-year?

Rick Kurtz: That's correct.

Edward Perry: And you've had 14% this Q. This means you've got to do like greater than 40% the next three Qs in order to accomplish the 35%.

Rick Kurtz: That's the math, yes.

Edward Perry: Okay. And in your scope of the plan for revenue sales?

Rick Kurtz: Right. And as we mentioned in our K, we expected the sequential growth quarter-to-quarter, beginning in the first quarter from the fourth quarter. So we saw that revenue growth, we expect that revenue growth to continue, quarter-to-quarter basis.

Edward Perry: When you mentioned that the resolution supply chain was late in the Q, about how much into the Q before you started getting the benefit for the 100-gig sales?

Rob Risser: More than halfway into the quarter. So at best we got less than half of the quarter.

Edward Perry: Wow. So that will be the most rapid increase in sales then going forward the next 3 Qs?

Rick Kurtz: That'll be a contributor. Yes.

Edward Perry: All right. Now, another off-the-wall question here. I attended another conference call and there was mention about China major telecoms doing tender offers towards the end of the year, specifically 100-gig market space. Is API in a position to benefit from those types of contract offers?

Rob Risser: Well, we do have Chinese customers. And basically, in China, China Mobile and China Telecom are the customers and the primary suppliers to China Mobile and China Telecom would be Huawei and the ZTE. And we do business with both, although we do more business with one rather than the other. So we're starting to see a little bit of action there but not a lot yet.

Edward Perry: Okay. But towards the end of the year, was the expectation of something happening from that sector?

Rob Risser: Yes. The Chinese market typically does not give a lot of advanced notice for this planning. So usually that's our cloudiest visibility. We just have to be ready to react.

Edward Perry: Okay. But you seem you now have now a firm grasp on the ROSA, or 10-gig product lines, with an expectation of a Q4 production line. Is that going to--?

Rob Risser: That's right. We'll be sampling in Q3 with products that have been assembled in Asia for us, and we'll be shipping in Q4.

Edward Perry: All right. Now, in terms of your competition in this market space, where does API stand relative to your competitors?

Rob Risser: Well, we have been in the 10-gig APD space. We've been in a niche portion of that space for a while at a higher cost different package. So that's for the long haul on the metro side. So it's an evolution in that package and cost for that market. The fiber-to-the-home market is just beginning from 2.5 gig. They're just initially prototyping.

And so, to refresh everybody, our design for our APDs were always designed to be high-volume products, since there's a particular technique that we use that provides high-yield at the semiconductor level on this. And APDs traditionally have had low yields at the semiconductor level. But there has never really been a real high-volume market available for 10-gig APDs until this fiber-to-the-home market is beginning to evolve.

To give you some sense, all receivers for fiber-to-the-home are based on using APDs, or avalanche photodiodes. So those are high-volume markets, and we would participate in that market in the early stages with ROSAs and probably evolve into selling chips. Because they're in the millions of units a year.

Edward Perry: That's a remarkably substantial opportunity for API given your competitive posture in this area.

Rob Risser: Yes. It just really depends on how fast that rolls out and transitions from 2.5 to 10 gig.

Edward Perry: When you speak of that rollout, you're talking specifically of a China market or will there be--?

Rob Risser: China drives fiber-to-the-home. Yes, China drives it. Well, to give you an idea, I think when the new leadership in China came in this last year, they had announced another initiative where they wanted to wire another 45 million homes during the next decade.

Edward Perry: Substantial. One last question, then I can let others, of course, ask. The Shimadzu relationship, is that a VAR relationship or is that strictly like a lobbying concern?

Rick Kurtz: No, it's a sales representative agreement, okay? Shimadzu sells a lot of various instruments, and they really don't do a lot of integration to manufacturing lines. So they have the relationship with the aerospace and the military market in Japan. And so they're acting as our agent in our behalf, I guess, I would say.

Operator: (Operator Instructions) I show no other questions at this time. Would you like to make some closing remarks?

Rick Kurtz: Okay, well I don't have anything other to say than thank you everybody for taking the time to listen to our report today. I appreciate it and for our entire team, we appreciate your continued support of our company. We're very focused on growing our revenues and increasing both non-GAAP and EBITDA and translating this into GAAP profits. So have a great week and thank you again.

Operator: Thank you again. That does conclude today's conference call. We appreciate your participation and you may now disconnect.

***

SOME INFORMATION CONTAINED IN THESE DEFINITIVE ADDITIONAL MATERIALS CONSTITUTES FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL OUTCOMES TO DIFFER MATERIALLY FROM THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS.  PLEASE REVIEW ALL RISK FACTORS ENUMERATED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 2013, FILED WITH THE SEC ON JULY 1, 2013, OUR QUARTERLY REPORT FOR THE FISCAL QUARTER ENDED JUNE 28, 2013, FILED WITH THE SEC ON AUGUST 12, 2013, AND IN OTHER FILINGS BY THE COMPANY WITH THE SEC.